As filed with the Securities and Exchange Commission on October 13, 2021

Registration Statement No. 333-191631

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Post-Effective Amendment No. 1 to
FORM S-8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________________

Transcat, Inc.
(Exact name of registrant as specified in its charter)
___________________

Ohio	16-0874418
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

35 Vantage Point Drive
Rochester, NY 14624
(Address of Principal Executive Offices) (Zip Code)
____________________

Transcat, Inc. 2003 Incentive Plan, as Amended and Restated
Transcat, Inc. 2021 Stock Incentive Plan
(Full title of the plans)
____________________

Lee D. Rudow
President and Chief Executive Officer
Transcat, Inc.
35 Vantage Point Drive
Rochester, NY 14624
(585) 352-7777
(Name, address, and telephone number, including area code, of agent for service)

With copies to:

James M. Jenkins, Esq.	Kayla E. Klos, Esq.
General Counsel and VP of Corporate Development	Harter Secrest & Emery LLP
Transcat, Inc.	50 Fountain Plaza, Suite 1000
35 Vantage Point Drive	Buffalo, NY 14202
Rochester, New York 14624	(716) 853-1616
(585) 352-7777
____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 filed by Transcat, Inc., an Ohio corporation (the “Registrant” or the “Company”), on October 8, 2013 (File No. 333-191631) (the “Prior Registration Statement”), to register shares of its common stock, par value $0.50 per share (the “Common Stock”), issuable under the Registrant’s 2003 Incentive Plan, as Amended and Restated (the “2003 Plan”).

On September 8, 2021 (the “Effective Date”), the Registrant’s shareholders approved the Transcat, Inc. 2021 Stock Incentive Plan (the “2021 Plan”). The shares of Common Stock authorized for issuance under the 2021 Plan include (i) the number of shares of Common Stock remaining available for issuance under the 2003 Plan as of the Effective Date, and (ii) any shares of Common Stock that are subject to outstanding awards under the 2003 Plan on the Effective Date that are subsequently canceled, expired, forfeited, or otherwise not issued or are settled in cash (collectively, the “Rollover Shares”). Immediately prior to the Effective Date, there were 748,357 shares of common stock remaining available for issuance and 296,078 shares of common stock subject to awards then outstanding under the 2003 Plan. Outstanding awards granted under the 2003 Plan will continue to be governed by the terms of the 2003 Plan, but no new awards will be granted under the 2003 Plan after the Effective Date.

The Registrant is filing this Post-Effective Amendment in accordance with Item 512(a)(1)(iii) of Regulation S-K and Securities Act Forms Compliance and Disclosure Interpretation 126.43 issued by the staff of the Securities and Exchange Commission (the “SEC”) to amend the Prior Registration Statement to register the offer of the Rollover Shares under the 2021 Plan (as such shares are no longer issuable under the 2003 Plan). No additional securities are being registered by this Post-Effective Amendment.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by us with the SEC are incorporated by reference herein:

●	Our Annual Report on Form 10-K for the fiscal year ended March 27, 2021, filed with the SEC on June 8, 2021, including the information specifically incorporated by reference into the Form 10-K from our definitive proxy statement for our 2021 Annual Meeting of Shareholders filed on July 22, 2021.

●	Our Quarterly Report on Form 10-Q for the quarter ended June 26, 2021, filed with the SEC on August 3, 2021.
●	Our Current Reports on Form 8-K filed with the SEC on May 13, 2021, May 21, 2021, July 12, 2021, August 31, 2021, and September 9, 2021.
●	The description of our Common Stock, par value $0.50 per share, contained in Amendment Number 1 to our Registration Statement on Form S-3 (Registration No. 333-42345), filed with the SEC on February 5, 1998, the description of our common stock, par value $0.50 per share, contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended March 30, 2019 (filed with the SEC on June 7, 2019), and any amendment or report filed for the purpose of updating such description.

Nothing in this Post-Effective Amendment shall be deemed to incorporate information furnished, but not filed, with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K and any corresponding information or exhibit furnished under Item 9.01 of Form 8-K. All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, after the date of this Post-Effective Amendment, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Post-Effective Amendment and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of securities being offered hereby will be passed upon by James M. Jenkins, General Counsel and VP of Corporate Development of the Company. Mr. Jenkins is eligible to participate in the Transcat, Inc. 2021 Stock Incentive Plan.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the Ohio General Corporation Law (the “OGCL”). Article VI of our Code of Regulations, as amended, provides that we shall indemnify our directors and officers to the fullest extent authorized by the OGCL. With respect to indemnification of directors and officers, Section 1701.13 of the OGCL provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Under this provision of the OGCL, the termination of any action, suit or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct is unlawful.

Furthermore, the OGCL provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of: (i) any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as the court of common pleas or such other court shall deem proper; or (ii) any action or suit in which the only liability asserted against a director is pursuant to OGCL Section 1701.95 (relating to unlawful loans, dividends, and distributions of assets).

In addition, Section 1701.13(E)(5)(a) requires a corporation to pay any expenses, including attorneys’ fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. Section 1701.13(E)(7) and (F)(2) further authorizes a corporation to enter into contracts regarding indemnification and to purchase and maintain insurance on behalf of any director, trustee, officer, employee or agent for any liability asserted against him or arising out of his status as such. The Company presently maintains insurance policies that provide coverage for our directors and officers in certain situations where we cannot directly indemnify such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
No.		Description
4.1		Articles of Incorporation, as amended (the “Articles”), are incorporated herein by reference from Exhibit 4(a) to the Company’s Registration Statement on Form S-8 (Registration No. 33-61665) filed on August 8, 1995.
4.2		Certificate of Amendment to the Articles is incorporated herein by reference from Exhibit 3(i) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.
4.3		Certificate of Amendment to the Articles is incorporated herein by reference from Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2012.
4.4		Certificate of Amendment to Articles is incorporated herein by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2015.
4.5		Code of Regulations, as amended through May 1, 2019, is incorporated herein by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 3, 2019.
5.1	*	Opinion of James M. Jenkins
23.1	*	Consent of Freed Maxick CPAs, P.C., independent registered public accounting firm
23.2	*	Consent of James M. Jenkins (included in Exhibit 5.1 filed herewith)
24.1	*	Power of Attorney (included on the signature page of this Registration Statement)
99.1		Transcat, Inc. 2003 Incentive Plan, as Amended and Restated, is incorporated herein by reference from Appendix A to our Definitive Proxy Statement filed on July 26, 2013 in connection with the 2013 Annual Meeting of Shareholders.
99.2		Amendment No. 1 to the Transcat, Inc. 2003 Incentive Plan, as Amended and Restated, is incorporated herein by reference from Appendix B to our Definitive Proxy Statement filed on July 26, 2013 in connection with the 2013 Annual Meeting of Shareholders.
99.3	*	Transcat, Inc. 2021 Stock Incentive Plan

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Post-Effective Amendment:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Post-Effective Amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on October 13, 2021.

TRANSCAT, INC.

By:	/s/ Lee D. Rudow
Lee D. Rudow
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Lee D. Rudow and James M. Jenkins, each of them acting individually, as his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, to act for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and otherwise), and any other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Each of the undersigned has executed this power of attorney as of the date indicated.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Lee D. Rudow	President, Chief Executive Officer and Director	October 13, 2021
Lee D. Rudow	(Principal Executive Officer)

/s/ Mark A. Doheny	Vice President of Finance and Chief Financial	October 13, 2021
Mark A. Doheny	Officer (Principal Financial Officer)

/s/ Scott D. Deverell	Controller and Principal Accounting Officer	October 13, 2021
Scott D. Deverell	(Principal Accounting Officer)

/s/ Gary J. Haseley	Chairman of the Board of Directors	October 13, 2021
Gary J. Haseley

/s/ Craig D. Cairns	Director	October 13, 2021
Craig D. Cairns

/s/ Oksana S. Dominach	Director	October 13, 2021
Oksana S. Dominach

/s/ Charles P. Hadeed	Director	October 13, 2021
Charles P. Hadeed

/s/ Richard J. Harrison	Director	October 13, 2021
Richard J. Harrison

/s/ Mbago M. Kaniki	Director	October 13, 2021
Mbago M. Kaniki

/s/ Paul D. Moore	Director	October 13, 2021
Paul D. Moore

/s/ Angela J. Panzarella	Director	October 13, 2021
Angela J. Panzarella

/s/ Carl E. Sassano	Director	October 13, 2021
Carl E. Sassano